Exhibit 10.11

VALERO GP, LLC

EXCESS THRIFT PLAN

Effective July 1, 2006

VALERO GP, LLC

EXCESS THRIFT PLAN

i

VALERO GP, LLC

EXCESS THRIFT PLAN

Introduction

The Valero GP, LLC Excess Thrift Plan (“Excess Thrift Plan” or “Plan”) is established effective July 1, 2006 for the purpose of providing benefits to those employees of Valero GP, LLC (the “Company”) and its participating subsidiaries whose Annual Additions under the Valero GP, LLC Thrift Plan (“the Thrift Plan”) are subject to the limitations on such Annual Additions as provided under §415 of the Internal Revenue Code of 1986, as amended (“the Code”), and/or are constrained from making maximum contributions under the Thrift Plan by §401(a)(17) of the Code, which limits the amount of an employee’s annual compensation which may be taken into account under that Plan (“the Compensation Limit”).

The Excess Thrift Plan is comprised of two separate components, consisting of (1) an “excess benefit plan” as defined under §3(36) of the Employee Retirement Income Security Act of 1974, as amended, and (2) a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Each component of the Excess Thrift Plan shall consist of a separate plan for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Excess Thrift Plan is not intended to constitute either a qualified plan under the provisions of §401 of the Code or a funded plan subject to ERISA.

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VALERO GP, LLC

EXCESS THRIFT PLAN

All defined terms used in the Thrift Plan shall have the same meanings for purposes of the Excess Thrift Plan except as otherwise provided below.

SECTION 1. DEFINITIONS.

1.1	“Annual Addition” shall mean the total amount that would have constituted “Annual Additions” as defined in paragraph (2) of Code §415(c), if such additions had not been limited pursuant to Code §415(c)(1), and as described in Section 6.6(a) of the Thrift Plan.

1.2	“Annual Addition Limitation” shall mean the limitation on Annual Additions to a Participant’s Thrift Plan Account, as provided in Code §415(c)(1), and as described in Section 6.4(a) of the Thrift Plan.

1.3	“Annual Benefit Salary” shall mean a Participant’s current base rate of pay expressed in annual terms, exclusive of all other forms of pay, such as bonuses, commissions, overtime pay, shift differential, or any type of fluctuating emolument. However, Annual Benefit Salary shall be determined without regard to any reduction to the Participant’s taxable pay as a result of participating in any plan subject to Section 125 of the Code or the §401(k) feature of the Thrift Plan. During a period of absence from work, with or without pay, such as a sick leave, disability leave or personal leave of absence, the Participant’s base rate of pay most recently in effect while working shall be used in computing his Annual Benefit Salary.

1.4	“Beneficiary” shall mean the Participant’s beneficiary as designated under the Thrift Plan.

1.5	“Change in Control” shall mean the occurrence of one or more of the following events:

(a)	Any one person or more than one person acting as a group (a “Group”) shall acquire (whether in one or more transactions) ownership of interests in the Company that, together with interests held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of all interests, of the Company; or

(b)	any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) ownership interests in the Company representing 35% or more of the total voting power of all such interests in the Company; or

(c)	a majority of the members of the governing body of the Company (or, for purposes of this subparagraph (c), the relevant entity under the provisions of Prop. Treas. Reg. §1.409A-3(g)(5)(vi)(A)) is replaced during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the governing body of the Company prior to the date of appointment or election; or

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(d)	any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(e)	A Change in Control shall also be deemed to occur if a Change in Control, as defined in (a), (b), (c) or (d) above, shall occur with respect to:

(1)	the entity for which a Participant is providing services at the time of such Change in Control, or

(2)	the entity liable for paying the benefits under this Plan (or all such entities if more than one entity shall be so liable); or

(3)	an entity that is the majority holder of interests in any entity identified in (1) or (2), or any entity in a chain of entities in which such entity is a majority holder of interests in another entity in the chain, ending in an entity identified in (1) or (2) above.

(f)	Special Rules.

(1)	For purposes of calculating ownership in determining whether a Change in Control has occurred, the attribution rules of Code section 318(a) shall apply with respect to stock of a corporation, and shall be applied by analogy with respect to other types of business entities.

(2)	If, at the time of a transaction, any one person or Group is considered to own more than 50 percent of the total fair market value or total voting power of interests in the Company (or other entity), or is considered to own 35 percent or more of the total voting power of interests in the Company (or other entity), then the acquisition of additional interests in the Company or other entity shall not be treated as a Change in Control under section (a) or (b) above, as applicable.

(3)	For purposes of applying the provisions of section (d) above, a transfer of assets is not treated as a change in the ownership of such assets if the assets are transferred to:

(A)	any person or Group who holds an interest in the Company, in exchange for such interest;

(B)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

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(C)	a person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of the Company; or

(D)	an entity, at least 50% of the total value or voting powers of which is owned, directly or indirectly, by a person or Group described in (C) above.

In applying the provisions of this section (f)(3), a person’s status is determined immediately after the transfer of assets.

1.6	“Code” shall mean the Internal Revenue Code of 1986 and the regulations issued thereunder, as amended from time to time.

1.7	“Committee” shall mean the Benefit Plans Administrative Committee, which administers this Plan.

1.8	“Company” shall mean Valero GP, LLC, and any successor Company through merger, acquisition or otherwise.

1.9	“Company Equity” shall mean units of Valero L.P., a master limited partnership.

1.10	“Compensation Limit” shall mean the maximum annual compensation allowed to be taken into account by the Thrift Plan for any Plan Year, pursuant to the provisions of §401(a)(17) of the Code, or any successor provision thereto.

1.11	“Disabled” or “Disability” shall mean the existence one or more of the following conditions:

(a)	The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)	The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or

(c)	The Participant is determined to be totally disabled by the Social Security Administration.

1.12	“Employee Contribution Percentage” shall mean the whole percentage of the Participant’s Annual Benefit Salary which such Participant has elected to contribute to the Thrift Plan as his Employee Contribution under the provisions of such Plan.

1.13	“Employee” shall mean any person who is currently employed by an Employer.

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1.14	“Employer” shall mean the Company or any subsidiary of the Company designated by the Board of Directors or other governing body of the Company as being eligible to participate in the Excess Thrift Plan provided such subsidiary shall adopt the Excess Thrift Plan by action of its Board of Directors or other governing body.

1.15	“Excess Thrift Plan” shall mean the Valero GP, LLC Excess Thrift Plan, as described herein and as hereafter amended.

1.16	“Participant” shall mean an eligible Employee who has become a Participant in the Excess Thrift Plan as provided in Sections 2.2 or 3.2 herein.

1.17	“Plan Year” shall mean the calendar year, except that the first Plan Year of the Excess Thrift Plan shall commence on the Effective Date of the Excess Thrift Plan and end on the following December 31.

1.18	“Thrift Plan” shall mean the Valero GP, LLC Thrift Plan, as amended.

SECTION 2. PARTICIPATION - §415(c) BENEFIT PLAN.

2.1	Conditions of Eligibility.

(a)	Every Employee shall become eligible to participate in the §415(c) benefit plan component of the Excess Thrift Plan on the later of becoming eligible to participate in the Thrift Plan or the effective date of the Excess Thrift Plan.

(b)	Notwithstanding paragraph (a) above or Section 2.2 below, any Employee who is covered under a collective bargaining agreement and whose benefits are the subject of good faith bargaining shall not be eligible to participate in the §415(c) benefit plan component of the Excess Thrift Plan.

2.2	Participation.

Each Employee actively participating in the Thrift Plan whose Annual Additions for the Plan Year exceed the Annual Addition Limitation, shall automatically become a Participant in the §415(c) benefit plan component of the Excess Thrift Plan.

SECTION 3. PARTICIPATION - §401(A)(17) BENEFIT PLAN.

3.1	Conditions of Eligibility.

(a)	Every Employee whose Annual Benefit Salary exceeds the Compensation Limit shall become eligible to participate in the §401(a)(17) benefit plan component of the Excess Thrift Plan on the later of becoming eligible to participate in the Thrift Plan or the effective date of the Excess Thrift Plan.

(b)	Notwithstanding Section 3.1(a) above, any Employee who is covered under a collective bargaining agreement and whose benefits are the subject of good faith bargaining shall not be eligible to participate in the §401(a)(17) benefit plan component of the Excess Thrift Plan.

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3.2	Participation.

Each Employee actively participating in the Thrift Plan shall automatically become a Participant in the §401(a)(17) benefit plan component of the Excess Thrift Plan on the first day of the calendar month coincident with or next following the date on which such Employee’s Annual Benefit Salary exceeds the Compensation Limit for the Plan Year.

SECTION 4. BENEFITS - §415(c) BENEFIT PLAN COMPONENT.

Upon becoming a Participant in the §415(c) benefit plan component of the Excess Thrift Plan pursuant to Section 2.2 above, a separate bookkeeping account shall be established hereunder for such Participant, which shall be credited as follows:

4.1	Amount of §415(c) Benefit.

In any case where a Participant’s Annual Additions exceed the Annual Addition Limitation, the Participant’s Excess Thrift Plan §415(c) Account shall be credited with an amount equal to the Employer Matching Contributions that would have been made under the Thrift Plan had the Annual Addition Limitation not applied, reduced by the amount of Employer Matching Contributions made to the Participant’s Thrift Plan account for such Plan Year.

4.2	Section 415(c) Amounts Credited.

(a)	The amounts credited to a Participant’s Excess Thrift Plan §415(c) Account shall reflect both a dollar-value and a number of hypothetical units of Company Equity. The dollar-value of hypothetical units of Company Equity credited to a Participant’s Excess Thrift Plan §415(c) Account shall be the average of the “high” and “low” sales price of Company Equity, as reported in the New York Stock Exchange Composite Transactions listing in the Wall Street Journal (corrected to exclude typographical errors), on the last trading day of the calendar month preceding the date that the amount is credited to the Participant’s Excess Thrift Plan §415(c) Account.

(b)	The number of hypothetical units of Company Equity credited to a Participant’s Excess Thrift Plan §415(c) Account for any month under Section 4.1 shall be equal to:

(1)	in the case of adjustments involving units of Company Equity, the actual number of whole and fractional shares involved in the particular adjustment(s) to the Thrift Plan; and

(2)	in the case of adjustments involving amounts other than Company Equity, a number of hypothetical units of Company Equity equivalent to the dollar-value of the amounts involved in the particular adjustment(s) to the Thrift Plan.

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SECTION 5. BENEFITS - §401(a)(17) BENEFIT PLAN COMPONENT

Upon becoming a Participant in the §401(a)(17) benefit plan component of the Excess Thrift Plan pursuant to Section 3.2 above, a separate bookkeeping account shall be established hereunder for such Participant, which shall be credited as follows:

5.1	Amount of §401(a)(17) Benefit.

To the extent that a Participant’s Annual Benefit Salary exceeds the Compensation Limit for the Plan Year, the Participant’s Excess Thrift Plan §401(a)(17) Account shall be credited monthly with an amount equal to the Employer Matching Contributions which such Participant would have received under the Thrift Plan had the Compensation Limit not applied (calculated without regard to the Annual Addition Limitation), reduced by (i) any amount credited to the Participant’s Excess Thrift Plan §415(c) Account under Section 4.1; and (ii) further reduced the amount of Employer Matching Contributions made to the Participant’s Thrift Plan account for such Plan Year.

5.2	Section 401(a)(17) Amounts Credited.

(a)	The amounts credited to a Participant’s Excess Thrift Plan §401(a)(17) Account shall reflect both a dollar-value and a number of hypothetical units of Company Equity. The dollar-value of hypothetical units of Company Equity credited to a Participant’s Excess Thrift Plan §401(a)(17) Account shall be the average of the “high” and “low” sales price of Company Equity, as reported in the New York Stock Exchange Composite Transactions listing in the Wall Street Journal (corrected to exclude typographical errors), on the last trading day of the calendar month preceding the date that the amount is credited to the Participant’s Excess Thrift Plan §401(a)(17) Account.

(b)	The number of hypothetical units of Company Equity credited to a Participant’s Excess Thrift Plan §401(a)(17) Account for any month under Section 5.1 shall be equal to the number of whole and fractional shares which would have been allocated to such Participant’s Thrift Plan Account had he been permitted to make additional Employee Contributions to the Thrift Plan in an amount equal to the product of the Participant’s Employee Contribution Percentage for such month times one-twelfth (1/12) of that portion of his Annual Benefit Salary in excess of the Compensation Limit.

SECTION 6. COMMON PROVISIONS.

In addition to the provisions of Sections 1, 7, 8 and 9 herein, which shall be equally applicable to the §415(c) benefit plan component and the §401(a)(17) benefit plan component of the Excess Thrift Plan, the following provisions of this Section 6 shall apply to both benefit plan components:

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6.1	General Principle of Crediting Amounts Under This Plan.

It is intended that amounts shall be credited to Participant’s Accounts under Sections 4 and 5 of this Plan to ensure that, to the extent that a Participant’s Employer Matching Contribution under the Thrift Plan is limited in any Plan Year by application of the Annual Addition Limitation or the Compensation Limitation, such reduced amount of Employer Matching Contribution shall be credited hereunder, so that the Participant receives the full Employer Matching Contribution (by combining the Employer Matching Contributions made under the Thrift Plan and the amounts credited to this Plan) that he would have received had neither the Annual Addition Limitation nor the Compensation Limitation applied for such Plan Year. The Committee may take such actions as necessary to effect such intent.

6.2	Other Amounts Credited.

(a)	During each Plan Year, a Participant’s Excess Thrift Plan Accounts shall be credited at the same time and with the same amount of earnings or losses that a like investment in Company Equity would have experienced, including, but not limited to (i) ordinary cash dividends, and (ii) cash (other than ordinary cash dividends), shares or other securities or rights or other property constituting or derived from any stock dividend or rights distribution, split-up, stock split, reverse stock split, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, spin-off or separation, reorganization, liquidation or other similar event. All cash amounts inuring to a Participant’s Excess Thrift Plan Account under this Section 6.2 shall be converted not less than annually into equivalent hypothetical units of Company Equity. The number of hypothetical units of Company Equity credited to a Participant’s Excess Thrift Plan Account for any month under this Section 6.2 shall be determined by the average of the “high” and “low” sales price of units of Company Equity, as reported in the New York Stock Exchange Composite Transactions listing in the Wall Street Journal, on the last trading day of the calendar month preceding the date that the amount is credited to the Participant’s Excess Thrift Plan Account.

(b)	The crediting of any amounts under this Section 6.2 is separate from, and in addition to, the crediting of any amounts under any other provision of the Excess Thrift Plan.

6.3	Changes in Thrift Plan Contribution Percentage.

Notwithstanding any other provision of this Plan, amounts to be credited to a Participant’s Account hereunder shall not be increased as a result of an increase in the Participant’s Employee Contribution Percentage under the Thrift Plan effected during a Plan Year. The Participant’s Employee Contribution Percentage under the Thrift Plan in effect on the first day of a Plan Year shall remain in effect for the entirety of such Plan Year for purposes of determining amounts to be credited under the Excess Thrift Plan.

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6.4	Vesting.

Except as provided in Sections 6.6, 6.7, and 9.1, a Participant shall vest in all amounts credited to his Excess Thrift Plan Account in the same manner and on the same schedule as provided in the relevant provisions of the Thrift Plan. Any portion of the hypothetical units credited to a Participant’s Excess Thrift Plan Account which is not vested upon the Participant’s Separation from Service shall be forfeited.

6.5	Benefits Payable Upon Separation from Service.

In the event of a Participant’s Separation from Service (other than by reason of retirement under the Valero GP, LLC Pension Plan), the Participant shall be entitled to the value of his vested Excess Thrift Plan Accounts as soon as reasonably practical thereafter. For purposes of this Plan, “Separation from Service” shall have the meaning provided under Code §409A and the regulations and other guidance promulgated thereunder.

6.6	Benefits Payable Upon Retirement, Death or Disability.

In the event of a Participant’s death, Disability, or Separation from Service as a result of his retirement from the service of the Employer under the Valero GP, LLC Pension Plan, the Participant’s Excess Thrift Plan Account shall immediately become fully vested and shall be distributed as soon as reasonably practical thereafter.

6.7	Vesting Upon Change in Control.

In the event of a Change in Control, the Excess Thrift Plan Accounts of all Participants shall immediately become fully vested.

6.8	Form of Benefit Payments.

Benefit payments under the Excess Thrift Plan shall be made in the form of a single lump sum cash payment.

6.9	Delay of Certain Benefit Payments.

With respect to any Participant who is a “Specified Employee” within the meaning of Code Section 409A and the rulings and regulations issued thereunder, any amount that becomes payable by reason of such Participant’s Separation from Service (including retirement) shall be delayed until a date that is six (6) months following the date of such Participant’s Separation from Service. At such time as payment commences, such Participant shall receive all payments that would have been made during such six-month period in the absence of such delay.

Such delay shall not apply, however (i) with respect to any benefit that becomes payable due to the death or Disability of the Participant; or (ii) if, at the time of the Participant’s Separation from Service, no equity security of the Company is publicly traded on an established securities market or otherwise.

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6.10	Forfeiture of Benefit.

Notwithstanding anything contained in this Excess Thrift Plan to the contrary, if a Participant who is receiving or may be entitled to receive a benefit hereunder is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Employer, payments thereafter payable hereunder to such Participant or such Participant’s Beneficiary will, at the discretion of, and as determined by the Committee, be forfeited and the Employer will have no further obligation hereunder to such Participant or to such Participant’s Beneficiary.

SECTION 7. EMPLOYER CONTRIBUTIONS.

7.1	The Excess Thrift Plan is completely separate from and not a part of the Thrift Plan or any other plan of the Employer. The benefits payable under the Excess Thrift Plan are unfunded and the Participants (and their Beneficiaries) shall be general creditors of the Employer with the respect to any payment due pursuant to the Excess Thrift Plan.

7.2	No contribution shall be required of any Participant or the Employer.

SECTION 8. ADMINISTRATION.

8.1	Committee.

The Committee shall administer the Excess Thrift Plan. The Excess Thrift Plan shall generally be administered by the Committee pursuant to the same authority, powers and duties of the committee which administers the Thrift Plan. The Committee shall interpret the Excess Thrift Plan and shall determine all questions arising in the administration, interpretation and application of the Excess Thrift Plan. Any such determination by the Committee shall be conclusive and binding on all persons. The Committee shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant under the Excess Thrift Plan and the commencement and termination dates of such benefit payment consistent with the terms hereof.

8.2	Claims.

A Participant, Beneficiary and any other person who believes he is entitled to any benefit or right provided under the Excess Thrift Plan shall have the right to file a written claim with the Committee in the same manner and governed by the same provisions as provided in the relevant provisions of the Thrift Plan.

SECTION 9. MISCELLANEOUS.

9.1	Amendment and Termination.

The Employer reserves the right, in its sole discretion, to terminate, suspend or amend the Excess Thrift Plan, at any time or from time to time, in whole or in part for whatever reasons it may deem appropriate. However, no such termination, suspension or amendment of the Excess Thrift Plan shall alter, impair or void any Participant’s (or

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Beneficiary’s) right with respect to a benefit accrued under the Excess Thrift Plan as of the date of such termination, suspension or amendment except such benefits as are voluntarily forfeited by a Participant. In the event of termination of the Excess Thrift Plan, all unvested amounts, together with the earnings thereon, credited to a Participant’s Excess Thrift Plan Accounts shall fully vest in him. Such Excess Thrift Plan Accounts shall continue to be maintained pursuant to the provisions of Section 6, and any distributions to a Participant shall continue to be subject to the provisions of Section 6 herein. In the event of a partial termination of the Excess Thrift Plan, the provisions of this Section 9.1 shall be applicable to the Participants affected by such partial termination.

9.2	No Employment Rights.

Nothing contained in the Excess Thrift Plan shall be construed as a contract of employment between the Employer and an Employee, or as a right of any Employee to be continued in the employment of the Employer or as a limitation of the right of the Employer to discharge any Employee, with or without cause.

9.3	Assignment.

To the maximum extent permitted by law, no benefit under the Excess Thrift Plan shall be assignable or in any manner subject to alienation, sale, transfer, hypothecation, claims of creditors, pledge, attachment or encumbrances of any kind. Provided, however, that this provision shall not affect the right of the Committee, upon the determination that a judgment, decree or order relating to child support, alimony payments or marital property rights of the spouse, former spouse, child or other dependent of the Participant is a “Qualified Domestic Relations Order” within the meaning of Code §414(p), to distribute or establish a separate subaccount of all or any portion of a Participant’s benefits under the Excess Thrift Plan to or for the benefit of the beneficiary of the Qualified Domestic Relations Order in a manner permitted under the Excess Thrift Plan.

9.4	Withholding Taxes.

The Employer shall have the right to deduct from all payments made under the Excess Thrift Plan any federal, state or local taxes required by law to be withheld with respect to such payments.

9.5	Rules and Regulations.

The Committee may adopt rules and regulations to assist in the administration of the Excess Thrift Plan.

9.6	Law Applicable.

The Excess Thrift Plan is established under and will be construed in accordance with and governed by the laws of the State of Texas.

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IN WITNESS WHEREOF, the Sponsor has executed this Plan on this 1st day of August, 2006, to be effective as of the 1st day of July 2006.

VALERO GP, LLC

By	/s/ Steven A. Blank
Steven A. Blank, Chairman
Benefit Plans Administrative Committee

Valero GP, LLC Excess Thrift Plan